EXHIBIT 12

EQUITY OFFICE PROPERTIES TRUST

ARTICLES SUPPLEMENTARY

ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF SERIES F PREFERRED SHARES
AND SERIES F PREFERRED EXCESS SHARES

                  Equity Office Properties Trust, a Maryland real estate investment trust (the “Trust”), certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST:      Under a power contained in Article VI of the Trust’s Articles of Amendment and Restatement of Declaration of Trust, as amended (the “Declaration of Trust”), the Board of Trustees (the “Board”), together with a duly authorized committee of the Board, by resolutions duly adopted on February 22, 2001, May 25, 2001 and July __, 2001, classified 4,000,000 Preferred Shares (as defined in the Declaration of Trust) as Series F Cumulative Redeemable Preferred Shares (the “Series F Preferred Shares”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of shares as follows and provided for the issuance thereof:

(1)        Designation and Number. The designation of Series F Preferred Shares described in Article FIRST hereof shall be “Series F Cumulative Redeemable Preferred Shares (par value $.01 per share).” The number of Series F Preferred Shares to be authorized shall be 4,000,000.

(2)        Rank. The Series F Preferred Shares shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Trust, rank (a) senior to all classes or series of Common Shares (as defined in the Declaration of Trust) and to all equity securities the terms of which provide that such equity securities shall rank junior to such Series F Preferred Shares; (b) on a parity with all equity securities issued by the Trust, including the 8.98% Series A Cumulative Redeemable Preferred Shares (the “Series A Preferred Shares”), the 5.25% Series B Convertible, Cumulative Preferred Shares (the “Series B Preferred Shares”), the 8 5/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series C Preferred Shares”), Series D Cumulative Redeemable Preferred Shares (the “Series D Preferred Shares”) and Series E Cumulative Redeemable Preferred Shares (the “Series E Preferred Shares”) classified pursuant to resolutions duly adopted by the Board, other than those referred to in clauses (a) and (c); and (c) junior to all equity securities issued by the Trust which rank senior to the Series F Preferred Shares. The term “equity securities” shall not include convertible debt securities.

(3)        Distributions.

                  (a)      Subject to the rights of series of Preferred Shares which may from time to time come into existence, holders of Series F Preferred Shares shall be entitled to receive, when and as declared by the Board of Trustees, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of $2.00 per annum per share. Such distributions shall be cumulative from the last date on which any dividends were paid with respect to Series E Cumulative Redeemable Preferred Stock of Spieker Properties, Inc. for which Series F Preferred Shares were exchanged in connection with the merger of Spieker Properties, Inc. with and into the Trust and shall be payable quarterly in arrears on the last day of March, June, September and December or, if not a business day, the next succeeding business day (each, a “Distribution Payment Date”). Any distribution payable on Series F Preferred Shares for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the records of the Trust at the close of business on the applicable record date, which shall be on such date designated by the Board of Trustees of the Trust for the payment of distributions that is not more than 50 nor less than 10 days prior to such Distribution Payment Date (each, a “Distribution Record Date”).

                  (b)      Distributions on Series F Preferred Shares will accrue whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series F Preferred Shares which may be in arrears. Holders of the Series F Preferred Shares will not be entitled to distributions in excess of the full cumulative distributions as described above.

                  (c)      If, for any taxable year, the Trust elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section (the “Code”)) any portion (the “Capital Gains Amount”) of the total distributions (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of shares of beneficial interest (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series F Preferred Shares shall be in the same portion that the Total Distributions paid or made available to the holders of Series F Preferred Shares for the year bears to the Total Distributions.

                  (d)      If any Series F Preferred Shares are outstanding, no distributions shall be declared or paid or set apart for payment on any class or series of shares of beneficial interest of the Trust ranking, as to distributions, on a parity with or junior to Series F Preferred Shares for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on Series F Preferred Shares for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Series F Preferred Shares and the shares of any other series of shares of beneficial interest ranking on parity as to distributions with Series F Preferred Shares, all distributions declared upon Series F Preferred Shares and any other series of shares of beneficial interest ranking on a parity as to distributions with Series F Preferred Shares shall be declared pro rata so that the amount of distributions declared per share on Series F Preferred Shares and such other series of shares of beneficial interest shall in all cases bear to each other the same ratio that accrued distributions per share on Series F Preferred Shares and such other series of shares of beneficial interest bear to each other.

                  (e)      Except as provided in Section 3(d), unless full cumulative distributions on Series F Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no distributions (other than in Common Shares or other shares of beneficial interest ranking junior to Series F Preferred Shares as to distributions and amounts upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and Series E Preferred Shares or any other shares of beneficial interest of the Trust ranking junior to or on a parity with Series F Preferred Shares as to distributions or amounts upon liquidation, nor shall any Common Shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and Series E Preferred Shares or any other shares of beneficial interest of the Trust ranking junior to or on a parity with Series F Preferred Shares as to distributions or amounts upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares of beneficial interest) by the Trust (except by conversion into or exchange for other shares of beneficial interest of the Trust ranking junior to Series F Preferred Shares as to distributions and amounts upon liquidation).

                  (f)      Any distribution payment made on Series F Preferred Shares shall first be credited against the earliest accrued but unpaid distribution due with respect to Series F Preferred Shares which remains payable.

(4)        Liquidation Rights.

                            (a)      Subject to the rights of series of Preferred Shares which may from time to time come into existence, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of the Trust ranking junior to Series F Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Trust, the holders of Series F Preferred Shares shall be entitled to receive out of assets of the Trust legally available for distribution to shareholders, liquidation distributions in the amount of the liquidation preference of $25.00 per share, plus an amount equal to all distributions accrued and unpaid thereon. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series F Preferred Shares will have no right or claim to any of the remaining assets of the Trust. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, the available assets of the Trust are insufficient to pay the amount of the liquidation distributions on all outstanding Series F Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest of the Trust ranking on a parity with Series F Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Trust (“Parity Shares”), then the holders of Series F Preferred Shares and Parity Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

                  (b)      A consolidation or merger of the Trust with or into any other entity or entities, or a sale, lease, conveyance or disposition of all or substantially all of the assets of the Trust or the effectuation by the Trust of a transaction or series of related transactions in which more than 50% of the voting power of the Trust is disposed of, shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Trust within the meaning of this Section 4.

(5)        Redemption.

                  (a)      Series F Preferred Shares are not redeemable prior to June 4, 2003. On and after June 4, 2003, the Trust at its option upon not less than 30 nor more than 90 days’ written notice may redeem outstanding Series F Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to all distributions accrued and unpaid thereon to the date fixed for redemption, without interest. The redemption price of Series F Preferred Shares (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of proceeds (without giving effect to any temporary use of such proceeds) from the sale of other shares of beneficial interest of the Trust, which may include Common Shares, Preferred Shares, depositary shares, interests, participations or other ownership interests in the Trust however designated (other than debt securities converted into or exchangeable for shares of beneficial interest), and any rights, warrants or options to purchase any thereof. Holders of Series F Preferred Shares to be redeemed shall surrender such Series F Preferred Shares at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption following such surrender. If fewer than all of the outstanding Series F Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Trust and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Trust.

                  (b)      Unless full cumulative distributions on all Series F Preferred Shares and Parity Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no Series F Preferred Shares or Parity Shares shall be redeemed unless all outstanding Series F Preferred Shares and Parity Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series F Preferred Shares or Parity Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series F Preferred Shares or Parity Shares, as the case may be. Furthermore, unless full cumulative distributions on all outstanding Series F Preferred Shares and Parity Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, the Trust shall not purchase or otherwise acquire directly or indirectly any Series F Preferred Shares or Parity Shares (except by conversion into or exchange for shares of beneficial interest of the Trust ranking junior to Series F Preferred Shares and Parity Shares as to distributions and amounts upon liquidation).

                  (c)      Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of Series F Preferred Shares at the address shown on the stock transfer books of the Trust. Each notice shall state: (i) the redemption date; (ii) the number of Series F Preferred Shares to be redeemed; (iii) the redemption price per share; (iv) the place or places where certificates for Series F Preferred Shares are to be surrendered for payment of the redemption price; and (v) that distributions on Series F Preferred Shares will cease to accrue on such redemption date. If fewer than all Series F Preferred Shares are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Series F Preferred Shares to be redeemed from each such holder. If notice of redemption of any Series F Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Trust in trust for the benefit of the holders of Series F Preferred Shares so called for redemption, then from and after the redemption date, distributions will cease to accrue on such Series F Preferred Shares, such Series F Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

                  (d)      The holders of Series F Preferred Shares at the close of business on a Distribution Record Date will be entitled to receive the distribution payable with respect to such Series F Preferred Shares on the corresponding Distribution Payment Date notwithstanding the redemption thereof between such Distribution Record Date and the corresponding Distribution Payment Date or the Trust’s default in the payment of the distribution due. Except as provided above, the Trust will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series F Preferred Shares which have been called for redemption.

                  (e)      Series F Preferred Shares will not be subject to any sinking fund or mandatory redemption, except as provided in Section 9.

(6)        Voting Rights.

                  (a)      Except as indicated in this Section 6, or except as otherwise from time to time required by applicable law, the holders of Series F Preferred Shares will have no voting rights.

                  (b)      If six quarterly distributions (whether or not consecutive) payable on Series F Preferred Shares or any Parity Shares are in arrears, whether or not earned or declared, the number of trustees then constituting the Board of Trustees of the Trust will be increased by two, and the holders of Series F Preferred Shares, voting together as a class with the holders of shares of any other series of Parity Shares entitled to such voting rights (any such other series, the “Voting Preferred Shares”), will have the right to elect two additional trustees to serve on the Trust’s Board of Trustees at any annual meeting of stockholders or a properly called special meeting of the holders of Series F Preferred Shares and such other Voting Preferred Shares until all such distributions have been declared and paid or set aside for payment. The term of office of all trustees so elected will terminate with the termination of such voting rights.

                  (c)      The approval of a majority of the outstanding Series F Preferred Shares and all other series of Voting Preferred Shares similarly affected and having voting rights of the type specified in this Section 6(c), voting as a single class is required in order to (i) enter into a share exchange that affects Series F Preferred Shares or the Voting Preferred Shares, or consolidate with or merge the Trust with or into any other entity, unless in each such case each Series F Preferred Share and Voting Preferred Share remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption thereof identical to that of a Series F Preferred Share or the Voting Preferred Shares, or (ii) authorize, reclassify, create, or increase the authorized amount of any class of shares of beneficial interest having rights senior to Series F Preferred Shares or the Voting Preferred Shares with respect to the payment of distributions or amounts upon liquidation, dissolution or winding up of the affairs of the Trust. However, the Trust may create additional classes of Parity Shares and shares of beneficial interest ranking junior to Series F Preferred Shares as to distributions or amounts upon liquidation, dissolution or winding up of the affairs of the Trust (“Junior Shares”), increase the authorized number of Parity Shares and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Series F Preferred Shares.

                  (d)      The approval of two-thirds of the outstanding Series F Preferred Shares and all other series of Voting Preferred Shares similarly affected and having voting rights of the type specified in this Section 6(d), voting as a single class, is required in order to amend the Trust’s Articles Supplementary or declaration of trust to affect materially and adversely the rights, preferences or voting power of the holders of Series F Preferred Shares or the Voting Preferred Shares.

                  (e)      Except as provided above and as required by law, the holders of Series F Preferred Shares are not entitled to vote on any merger or consolidation involving the Trust, on any share exchange or on a sale of all or substantially all of the assets of the Trust.

(7)        Conversion.

                  The Series F Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust, except that each Series F Preferred Shares is exchangeable into Series F Preferred Excess Shares as provided in Section 9.

(8)        Status of Redeemed or Reacquired Stock.

                  In the event any Series F Preferred Shares shall be redeemed pursuant to Section 5 hereof or reacquired, the shares so redeemed or reacquired shall revert to the status of authorized but unissued Preferred Shares available for future issuance and reclassification by the Trust.

(9)        Restrictions on Transfer; Exchange for Series F Preferred Excess Shares.

                  (a)      Definitions. The following terms shall have the following meanings:

                  “Beneficial Ownership” shall mean ownership of Series F Preferred Shares by a Person who would be treated as an owner of such shares either directly or indirectly through the application of Section 544 of the Code, as modified by Section 856 (h) (1) (B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

                  “Beneficiary” shall mean a beneficiary of the Series F Preferred Excess Share Trust as determined pursuant to Section 10(e).

                  “Board of Trustees” shall mean the Board of Trustees of the Trust.

                  “Bylaws” shall mean the Bylaws of the Trust.

                  “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  “Common Shares” shall mean common shares of beneficial interest, $.01 per share, of the Trust.

                  “Constructive Ownership” shall mean ownership of Series F Preferred Shares by a Person who would be treated as an owner of such shares either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d) (5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.

                  “Equity Shares” shall mean shares of beneficial interest that are either Common Shares or Preferred Shares.

                  “Market Price” on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The “Closing Price” on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Equity Shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Shares are listed or admitted to trading or, if the Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Shares selected by the Board of Trustees of the Trust. “Trading Day” shall mean a day on which the principal national securities exchange on which the Equity Shares are listed or admitted to trading is open for the transaction of business or, if the Equity Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                  “Ownership Limit” shall mean 9.9% of the value of the outstanding Equity Shares of the Trust.

                  “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401 (a) or 501 (c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d) (3) of the Securities Exchange Act of 1934, as amended.

                  “Preferred Shares” shall mean preferred shares of beneficial interest, $.01 per share, of the Trust.

                  “Purported Beneficial Transferee” shall mean, with respect to any purported Transfer that results in Series F Preferred Excess Shares, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Series F Preferred Shares if such Transfer had been valid under Section 9(b).

                  “Purported Record Transferee” shall mean, with respect to any purported Transfer that results in Series F Preferred Excess Shares, the record holder of the Series F Preferred Shares if such Transfer had been valid under Section 9(b).

                  “REIT” shall mean a real estate investment trust under Section 856 of the Code.

                  “Restriction Termination Date” shall mean the first day on which the Board of Trustees and the shareholders of the Trust determine that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT.

                  “Series F Preferred Excess Share Trust” shall mean the trust created pursuant to Section 10(a).

                  “Shares” shall mean shares of beneficial interest of the Trust.

                  “Transfer” shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Series F Preferred Shares (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Series F Preferred Shares or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Series F Preferred Shares), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

                  “Trustee” shall mean the Trust, acting as Trustee for the Series F Preferred Excess Share Trust, or any successor trustee appointed by the Trust.

                  (b)      Restriction on Transfers.

                            (A)      Except as provided in Section 9(i), prior to the Restriction Termination Date, no Person who Beneficially Owns or Constructively Owns Series F Preferred Shares shall Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit.

                            (B)      Except as provided in Section 9(i), prior to the Restriction Termination Date, any Transfer of Series F Preferred Shares that, if effective, would result in any Person Beneficially Owning or Constructively Owning Series F Preferred Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of Series F Preferred Shares which would be otherwise Beneficially or Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such excess Series F Preferred Shares.

                            (C)      Except as provided in Section 9(i), prior to the Restriction Termination Date, any Transfer of Series F Preferred Shares that, if effective, would result in the Equity Shares being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would be otherwise Beneficially or Constructively Owned by the transferee; and the intended transferee shall acquire no rights in such excess Series F Preferred Shares.

                            (D)      Prior to the Restriction Termination Date, any Transfer of Series F Preferred Shares that, if effective, would result in the Trust’s being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of Series F Preferred Shares which would cause the Trust to be “closely held” within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such excess Series F Preferred Shares.

                  (c)      Exchange for Series F Preferred Excess Shares.

                            (A)      If, notwithstanding the other provisions contained in this Section 9, at any time prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Trust such that any Person would either Beneficially Own or Constructively Own Series F Preferred Shares in excess of the Ownership Limit, then, except as otherwise provided in Section 9(i), such Series F Preferred Shares in excess of the Ownership Limit (rounded up to the nearest whole share) shall be automatically exchanged for an equal number of Series F Preferred Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date of the Transfer or change in capital structure.

                            (B)      If notwithstanding the other provisions contained in this Section 9, at any time prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Trust which, if effective, would cause the Trust to become “closely held” within the meaning of Section 856(h) of the Code, then the Series F Preferred Shares being Transferred or which are otherwise affected by the change in capital structure and which, in either case, would cause the Trust to be “closely held” within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall be automatically exchanged for an equal number of Series F Preferred Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date of the Transfer or change in capital structure.

                  (d)      Remedies for Breach. If the Board of Trustees or its designees at any time determines in good faith that a Transfer has taken place in violation of Section 9(b) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Series F Preferred Shares in violation of Section 9(b), the Board of Trustees or its designees shall take such action as it or they deem advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of Section 9(b) shall be void ab initio and automatically result in the exchange described in Section 9(c), irrespective of any action (or non-action) by the Board of Trustees or its designees.

                  (e)      Notice of Restricted Transfer. Any Person who acquires or attempts to acquire Series F Preferred Shares in violation of Section 9(b), or any Person who is a transferee such that Series F Preferred Excess Shares results under Section 9(c), shall immediately give written notice to the Trust of such event and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Trust’s status as a REIT.

                  (f)      Owners Required to Provide Information. Prior to the Restriction Termination Date:

                            (A)      Every holder of Series F Preferred Shares who is a Beneficial Owner or Constructive Owner of more than 5% (during any periods in which the number of such Persons exceeds 2000) or 1% (during any periods in which the number of such Persons is greater than 200 but no more than 1999), or such lower percentages as required pursuant to regulations under the Code, of the outstanding Equity Shares of the Trust shall, within 30 days after January 1 of each year, give written notice to the Trust stating the name and address of such Beneficial Owner or Constructive Owner, the number of Equity Shares Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

                            (B)      Each Person who is a Beneficial Owner or Constructive Owner of Series F Preferred Shares and each Person (including the shareholder of record) who is holding Series F Preferred Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request in order to determine the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

                  (g)      Remedies Not Limited. Nothing contained in this Section 9 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders by preservation of the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

                  (h)      Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 9, including any definition contained in subparagraph (a), the Board of Trustees shall have the power to determine the application of the provisions of this Section 9 with respect to any situation based on the facts known to it.

                  (i)      Exception. The Board of Trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel in each case to the effect that the restrictions contained in subparagraph (C) of Section 9(b) and/or subparagraph (D) of Section 9(b) will not be violated, may exempt a Person from the Ownership Limit if such Person is not an individual for purposes of Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code) or is an underwriter which participates in a public offering of the Series F Preferred Shares for a period of 90 days following the purchase by such underwriter of the Series F Preferred Shares and the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership of Series F Preferred Shares will violate the Ownership Limit and such Person agrees that any violation or attempted violation will result in such Series F Preferred Shares being exchanged for Series F Preferred Excess Shares in accordance with Section 9(c) and provided that any exemption of a Person under this Section 9(i) shall not allow the Person to exceed 13.0% of the value of the outstanding Equity Shares of the Trust.

                  (j)      Legend. Each certificate for Series F Preferred Shares shall bear the following legend:

The Series F Preferred Shares represented by this certificate are subject to restrictions on transfer for the purpose of the Trust’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). No Person may (1) Beneficially Own or Constructively Own Series F Preferred Shares in excess of 9.9% of the value of the outstanding Equity Shares of the Trust; or (2) Beneficially Own Series F Preferred Shares that would result in the Trust’s being “closely held” under Section 856(h) of the Code. Any Person who attempts to Beneficially Own or Constructively Own Series F Preferred Shares in excess of the above limitations must immediately notify the Trust. All capitalized terms in this legend have the meanings defined in the Trust’s Declaration of Trust, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests. If the restrictions on transfer are violated, the Series F Preferred Shares represented hereby will be automatically exchanged for Series F Preferred Excess Shares which will be held in trust by the Trust.

(10)      Series F Preferred Excess Shares.

                  (a)      Ownership in Trust. Upon any purported Transfer that results in Series F Preferred Excess Shares pursuant to Section 9(c), such Series F Preferred Excess Shares shall be deemed to have been transferred to the Trust, as Trustee of the Series F Preferred Excess Share Trust for the exclusive benefit of such Beneficiary or Beneficiaries to whom an interest in such Series F Preferred Excess Shares may later be transferred pursuant to Section 10(e). Series F Preferred Excess Shares so held in trust shall be issued and outstanding shares of the Trust. The Purported Record Transferee shall have no rights in such Series F Preferred Excess Shares except the right to receive a price for its interest in the Equity Shares which were exchanged for Series F Preferred Excess Shares. The Purported Beneficial Transferee shall have no rights in such Series F Preferred Excess Shares except as provided in Section 10(e).

                  (b)      Distibution Rights. Series F Preferred Excess Shares shall not be entitled to any distributions. Any distribution paid prior to the discovery by the Trust that the Series F Preferred Shares have been exchanged for Series F Preferred Excess Shares shall be repaid to the Trust upon demand, and any distribution declared but unpaid shall be rescinded as void ab initio with respect to such Series F Preferred Excess Shares.

                  (c)      Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of, or any distribution of the assets of, the Trust, the Series F Preferred Excess Shares shall not be entitled to share in any portion of the assets of the Trust. At such time as (i) the Trust has received the necessary shareholder approval with respect to a voluntary liquidation of dissolution of the Trust, or (ii) the Trust has become the subject of an order of a court of competent jurisdiction compelling an involuntary liquidation or dissolution of the Trust, such Series F Preferred Excess Shares held in trust in the Series F Preferred Excess Share Trust shall without further act be extinguished and each Purported Beneficial Transferee whose acquisition of Series F Preferred Shares resulted in the Series F Preferred Excess Shares which has been extinguished pursuant to this Section 10(c) shall without further act become a creditor of the Trust. The amount by which each such Purported Beneficial Transferee shall become a creditor of the Trust with respect to its now-extinguished interest in the Trust (representing the number of Series F Preferred Excess Shares held by the Trust attributable to a purported Transfer that resulted in the Series F Preferred Excess Shares) will be equal to the lesser of (a) that amount of the distributable assets of the Trust to which such Series F Preferred Excess Shares would be entitled if such Series F Preferred Excess Shares were entitled to share ratably in the distributable assets of the Trust as Common Shares, or (b) as appropriate, either (1) the price per share paid by such Purported Beneficial Transferee for the Series F Preferred Shares which were exchanged for Series F Preferred Excess Shares, or (2) if the Purported Beneficial Transferee did not give value for such Series F Preferred Shares (having received such through a gift, device or otherwise), a price per share equal to the Market Price on the date of the purported Transfer that resulted in the Series F Preferred Excess Shares. Payment to the Purported Beneficial Transferee shall be without interest and shall be due concurrently with the date of first distribution of liquidation proceeds to the holders of Equity Shares. If the Trust causes such liquidation or dissolution to be revoked or otherwise rescinded any Series F Preferred Excess Shares previously automatically extinguished pursuant to this Section 10(c) shall be automatically revived and any Purported Beneficial Transferees shall without further act cease to be creditors of the Trust as otherwise provided above.

                  (d)      Voting Rights. The holders of Series F Preferred Excess Shares shall not be entitled to vote on any matters (except as required by the General Laws of the State of Maryland).

                  (e)      Restrictions on Transfers; Designation of Beneficiary.

                            (A)      Series F Preferred Excess Shares shall not be transferable. The Trust may designate a Beneficiary of an interest in the Series F

Preferred Excess Share Trust (representing the number of Series F Preferred Excess Shares held by the Series F Preferred Excess Share Trust attributable to a purported Transfer that resulted in the Series F Preferred Excess Shares), if the shares of Series F Preferred Excess Shares held in trust in the Series F Preferred Excess Share Trust would not be Series F Preferred Excess Shares in the hands of such Beneficiary. The Purported Beneficial Transferee may receive a price for its interest in the Series F Preferred Shares which were exchanged for Series F Preferred Excess Shares provided that the Purported Beneficial Transferee does not receive a price that reflects a price per share for such Series F Preferred Shares that exceeds (i) the price per share such Purported Beneficial Transferee paid for the Series F Preferred Shares in the purported Transfer that resulted in the Series F Preferred Excess Shares, or (ii) if the Purported Beneficial Transferee did not give value for such Series F Preferred Shares (through a gift, devise or otherwise), a price per share equal to the Market Price on the date of the purported Transfer that resulted in the Series F Preferred Excess Shares. Upon such transfer of an interest in the Series F Preferred Excess Share Trust, the corresponding shares of Series F Preferred Excess Shares in the Series F Preferred Excess Share Trust shall be automatically exchanged for an equal number of Series F Preferred Shares, and such Series F Preferred Shares shall be transferred of record to the Beneficiary of the interest in the Series F Preferred Excess Share Trust designated by the Trust as described above if such Series F Preferred Shares would not be Series F Preferred Excess Shares in the hands of such Beneficiary.

                            (B)      Notwithstanding the foregoing, if a Purported Beneficial Transferee receives a price for its interest in the Series F Preferred Shares which were exchanged for Series F Preferred Excess Shares that exceeds the amount allowable under subparagraph (A) of Section 10(e), such Purported Beneficial Transferee shall pay, or cause to be paid, such excess to the Trust, or, at the Trust’s sole election, such excess shall be offset against any future distributions payable to such Purported Beneficial Transferee.

                  (f)      Purchase Right in Series F Preferred Excess Shares. Shares of Series F Preferred Excess Shares shall be deemed to have been offered for sale to the Trust, or its designee at a price per share equal to the lesser of (i) the price per share in the transaction that created such Series F Preferred Excess Shares (or, in the case of devisee or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. Subject to the satisfaction of any applicable requirements of the General Laws of the State of Maryland, the Trust shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Transfer that resulted in such Series F Preferred Excess Shares and (ii) the date the Board of Trustees determines in good faith that a Transfer resulting in Series F Preferred Excess Shares has occurred, if the Trust does not receive a notice of such Transfer pursuant to Section 10(e).

                  (g)      Further Authority. Nothing contained in this Section 10 or in any other provision of these Articles Supplementary or the Declaration of Trust shall limit the authority of the Board of Trustees to take such other action as it in its sole discretion deems necessary or advisable to protect the Trust and the interests of the shareholders by maintaining the Trust’s eligibility to be, and preserving the Trust’s status as, a qualified REIT under the Code.

                  (h)      New York Stock Exchange. Nothing in this Section 10 precludes the settlement of transactions entered into through the facilities of the New York Stock Exchange. As provided in this Section 10, under certain circumstances, a Transfer of Series F Preferred Shares may result in the automatic exchange of the Series F Preferred Shares for an equal number of Series F Preferred Excess Shares.

                  (i)      Non-applicability of Article VII of Declaration of Trust to Series F Preferred Shares. The restrictions on transfer and ownership of Shares contained in Article VII of the Declaration of Trust and the other provisions of such Article VII shall not apply to the Series F Preferred Shares.

                  SECOND:      Under a power contained in Article VI of the Declaration of Trust of the Trust, the Board, together with a duly authorized committee of the Board, by resolutions adopted on February 22, 2001, May 25, 2001 and July __, 2001, classified 4,000,000 Preferred Shares (as defined in the Declaration of Trust) as Series F Preferred Excess Shares, $.01 par value per share, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of shares set forth in Article FIRST and provided for the issuance thereof.

                  IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this ____ day of July, 2001.

EQUITY OFFICE PROPERTIES TRUST

By:_____________________________________ Timothy H. Callahan President and Chief Executive Officer

[SEAL]

ATTEST:

______________________________ Stanley M. Stevens, Secretary

                  THE UNDERSIGNED, President and Chief Executive Officer of Equity Office Properties Trust who executed on behalf of the Trust the foregoing Articles Supplementary which this certificate is made a part, hereby acknowledges in the name and on behalf of said Trust the foregoing Articles Supplementary to be the duly authorized act of said Trust and hereby certifies to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval therein are true in all material respects under penalties of perjury.

______________________________ Timothy H. Callahan President and Chief Executive Officer

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